Exhibit 10.2

SECOND AMENDMENT TO

MCEWEN EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE MCEWEN EMPLOYMENT AGREEMENT (the “Agreement”) is made, effective as of the 1st day of January, 2022, by and between David Sean McEwen, an individual (“Employee”), and KonaTel, Inc, a Delaware corporation (a successor to Dala Petroleum Corp.) (“Employer”), with reference to the following facts and objectives:

RECITALS

WHEREAS, on or about December 1, 2017, Employee and Employer entered into the McEwen Employment Agreement (the “McEwen Employment Agreement”); and

WHEREAS, on December 19, 2019, the Board of Directors voted to amend the McEwen Employment Agreement to provide Employee with an annual salary of $200,000, commencing January 1, 2020, and with all other terms and conditions thereof to remain the same (the “McEwen First Amended Employment Agreement”); and

WHEREAS, Employee resigned as the President of Employer, effective on January 1, 2022, and continues to serve as the Chairman of the Board of Directors and the Chief Executive Officer (the “CEO”) of Employer as provided in the McEwen Employment Agreement; and

WHEREAS, the Board of Directors has accepted Employee’s resignation as the President of Employer and confirmed his continuation in the positions of the Chairman of the Board of Directors and the CEO of Employer under the McEwen Employment Agreement, and further, resolved to amend the McEwen Employment Agreement to provide Employee with a new annual salary of $275,000 (the “Annual Compensation”), as a 1099 employee, replacing the previous annual salary in Section “2.0 Compensation” of the McEwen First Amended Employment Agreement; and

WHEREAS, the Board of Directors also desires to amend the McEwen Employment Agreement to provide Employee with a two (2) year severance compensation package equal to Employee’s current base salary of $275,000, together with any accrued and untaken vacation, in the event of Mr. McEwen’s departure from Employer, if any termination of employment is not “for cause” as defined in the McEwen Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree to the following amendments to the McEwen Employment Agreement:

1.               Annual Compensation. Mr. McEwen shall be paid an Annual Compensation of $275,000, in accordance with the above referenced “Recitals.”

2.               Severance Compensation. Mr. McEwen shall be paid a two (2) year severance compensation package equal to Mr. McEwen’s current base salary of $275,000 or an aggregate total of $550,000, together with any accrued and untaken vacation, in the event of Employee’s departure from Employer, if any termination of employment is not “for cause” as defined in the McEwen Employment Agreement.

All remaining terms and conditions of the McEwen Employment Agreement and the McEwen First Amended Employment Agreement shall remain the same, specifically including subparagraph (i) of Section 2.0 thereof.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement effective as of the 1st day of January, 2022.

EMPLOYEE:	EMPLOYER:
KONATEL, INC., a Delaware corporation

/s/ D. Sean McEwen	By	/s/ Chuck Griffin
D. Sean McEwen		Chuck Griffin, President/COO

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